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                           ALEXANDER & BALDWIN, INC.

                                A&B-HAWAII, INC.



                            PRIVATE SHELF AGREEMENT






                                  $50,000,000

                             Private Shelf Facility


                           Dated as of August 2, 1996




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


                               TABLE OF CONTENTS
                            (not part of agreement)

       [Page number references do not correspond with electronic version]


                                                                          Page
                                                                          ----


1.   AUTHORIZATION OF ISSUE OF NOTES ......................................  1

2A.  Intentionally Omitted ................................................  2

2B.  PURCHASE AND SALE OF NOTES ...........................................  2
     2B(1).      Facility .................................................  2
     2B(2).      Issuance Period and Spread Information ...................  2
     2B(2)(i).   Issuance Period ..........................................  2
     2B(2)(ii).  Periodic Spread Information ..............................  2
     2B(3).      Request for Purchase .....................................  3
     2B(4).      Rate Quotes ..............................................  3
     2B(5).      Acceptance ...............................................  3
     2B(6).      Market Disruption ........................................  4
     2B(7).      Facility Closings ........................................  4
     2B(8).      Fees .....................................................  5
     2B(8)(i).   Structuring Fee ..........................................  5
     2B(8)(ii).  Issuance Fee .............................................  5
     2B(8)(iii). Delayed Delivery Fee .....................................  5
     2B(8)(iv).  Cancellation Fee .........................................  6

3.   CONDITIONS OF CLOSING ................................................  6
     3A.         Certain Documents ........................................  6
     3B.         Opinion of Purchaser's Special Counsel ...................  7
     3C.         Representations and Warranties; No Default ...............  7
     3D.         Purchase Permitted By Applicable Laws ....................  7
     3E.         Solvency of A&B-Hawaii ...................................  8
     3F.         Payment of Fees ..........................................  8

4.   PREPAYMENTS ..........................................................  8
     4A.         Required Prepayments of Notes ............................  8
     4B.         Optional Prepayment With Yield-Maintenance Amount ........  8
     4C.         Notice of Optional Prepayment ............................  8
     4D.         Application of Prepayments ...............................  9
     4E.         Retirement of Notes ......................................  9

5.   AFFIRMATIVE COVENANTS ................................................  9
     5A.         Financial Statements .....................................  9
     5B.         Inspection of Property ................................... 11
     5C.         Covenant to Secure Note Equally .......................... 11
     5D.         Intentionally Omitted .................................... 11
     5E.         Maintenance of Properties; Insurance ..................... 11
     5F.         Environmental and Safety Laws ............................ 11

6.   NEGATIVE COVENANTS ................................................... 12
     6A.         Minimum Net Worth ........................................ 12
     6B.         Lien and Other Restrictions .............................. 12
     6B(1).      Liens .................................................... 12
     6B(2).      Loans and Advances ....................................... 14
     6B(3).      Merger and Sale of Assets ................................ 14
     6B(4).      Interest Coverage ........................................ 15
     6B(5).      Sale or Discount of Receivables .......................... 15
     6B(6).      Debt Restrictions ........................................ 15
     6B(7).      Sale-Leasebacks .......................................... 16
     6B(8).      Transactions with Holders of
                 Partnership or Other Equity Interests .................... 16
     6B(9).      Guarantees and Related Obligations ....................... 16
     6B(10).     Transfer of Assets to Subsidiaries ....................... 17
     6B(11).     Excluded Liabilities ..................................... 17
     6C.         Sale of Stock and Debt of Subsidiaries ................... 17
     6D.         Restricted Payments ...................................... 18

7.   EVENTS OF DEFAULT .................................................... 18
     7A.         Acceleration ............................................. 18
     7B.         Rescission of Acceleration ............................... 21
     7C.         Notice of Acceleration or Rescission ..................... 21
     7D.         Other Remedies ........................................... 21

8.   REPRESENTATIONS, COVENANTS AND WARRANTIES ............................ 22
     8A.         Organization ............................................. 22
     8B.         Financial Statements ..................................... 22
     8C.         Actions Pending .......................................... 23
     8D.         Outstanding Debt ......................................... 23
     8E.         Title to Properties ...................................... 23
     8F.         Taxes .................................................... 23
     8G.         Conflicting Agreements and Other Matters ................. 24
     8H.         Offering of the Notes .................................... 24
     8I.         Regulation G, etc. ....................................... 24
     8J.         ERISA .................................................... 24
     8K.         Governmental Consent ..................................... 25
     8L.         Utility Company Status ................................... 25
     8M.         Investment Company Status ................................ 25
     8N.         Bank Holding Company Status .............................. 25
     8O.         Real Property Matters .................................... 25
     8P.         Possession of Francises, Licenses, etc. .................. 26
     8Q.         Environmental and Safety Matters ......................... 26
     8R.         Hostile Tender Offers .................................... 26
     8S.         Solvency ................................................. 26
     8T.         Employee Relations ....................................... 26
     8U.         Regulations and Legislation .............................. 27
     8V.         Disclosure ............................................... 27

9.   REPRESENTATIONS OF THE PURCHASERS .................................... 27
     9A.         Nature of Purchase ....................................... 27
     9B.         Source of Funds .......................................... 27

10.  DEFINITIONS; ACCOUNTING MATTERS ...................................... 27
     10A.        Yield-Maintenance Terms .................................. 28
     10B.        Other Terms .............................................. 29
     10C.        Accounting Principles, Terms
                 and Determinations ....................................... 38

11.  MISCELLANEOUS ........................................................ 38
     11A.        Note Payments ............................................ 38
     11B.        Expenses ................................................. 39
     11C.        Consent to Amendments .................................... 39
     11D.        Form, Registration, Transfer and
                 Exchange of Notes; Transfer Restriction .................. 40
     11E.        Persons Deemed Owners; Participations .................... 41
     11F.        Survival of Representations and
                 Warranties; Joint and Several Obligations;
                 Entire Agreement ......................................... 41
     11G.        Successors and Assigns ................................... 41
     11H.        Independence of Covenants ................................ 41
     11I.        Notices .................................................. 42
     11J.        Descriptive Headings ..................................... 42
     11K.        Satisfaction Requirement ................................. 42
     11L.        Governing Law ............................................ 42
     11M.        Change in Accounting Principles .......................... 43
     11N.        Payments Due on Non-Business Days ........................ 43
     11O.        Severability ............................................. 43
     11P.        Severalty of Obligations ................................. 43
     11Q.        Counterparts ............................................. 43
     11R.        Binding Agreement ........................................ 44

                             EXHIBITS AND SCHEDULES
                             ----------------------


Information Schedule

Exhibit A         --     Form of Note
Exhibit B         --     Form of Request for Purchase
Exhibit C         --     Form of Confirmation of Acceptance
Exhibit D         --     Form of Opinion of Company Counsel
Schedule 5A       --     Form of Auditor's Certificate
Schedule 6B(1)    --     List of Existing Liens
Schedule 8G       --     List of Agreements Restricting Debt

                           ALEXANDER & BALDWIN, INC.
                                A&B-HAWAII, INC.
                               822 Bishop Street
                             Honolulu, Hawaii 96801


                                                         As of August 2, 1996


The Prudential Insurance Company
  of America ("PRUDENTIAL")
Each Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided (together with Prudential,
the "PURCHASERS")
c/o Prudential Capital Group
Four Embarcadero Center
Suite 2700
San Francisco, CA  94111

Ladies and Gentlemen:

     The undersigned, Alexander & Baldwin, Inc. (the "Parent" or a "Company") and A&B-Hawaii, Inc. ("A&B-Hawaii" or a "Company" and, together with the Parent, the "Companies"), hereby agree with you as follows:

     1. AUTHORIZATION OF ISSUE OF NOTES. The Companies have authorized the issue of their senior promissory notes in the aggregate princi-pal amount of $50,000,000, to be dated the date of issue thereof, to mature, in the case of each Note so issued, no more than twenty years from the date of original issuance, to have an average life, in the case of each Note so issued, of no more than fifteen years, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A attached
                                                           ---------
hereto. The terms "NOTE" and "NOTES" as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal pre-payment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate,
(v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a "SERIES" of Notes.

     2A.         INTENTIONALLY OMITTED.

     2B.         PURCHASE AND SALE OF NOTES.

     2B(1).      FACILITY.  Prudential is willing to consider, in its sole
discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Notes is herein called the "FACILITY". At any time, the aggregate principal amount of Notes stated in paragraph 1, minus the aggregate principal amount
                                       -----
of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined)
-----
which have not yet been purchased and sold hereunder prior to such time, is herein called the "AVAILABLE FACILITY AMOUNT" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

     2B(2).      ISSUANCE PERIOD AND SPREAD INFORMATION.

     2B(2)(i).   ISSUANCE PERIOD.  Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the second anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to a Company, or a Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Notes may be issued and sold pursuant to this Agreement is herein called the "ISSUANCE PERIOD".

     2B(2)(ii). PERIODIC SPREAD INFORMATION. Upon the request of the Companies Prudential shall, on the fourth Business Day of every other week during the Issuance Period (if there is an Available Facility Amount), commencing one week following the week in which the request is received, and to the extent reasonably practicable, provide to the Companies information (by telecopier or telephone) with respect to various spreads at which Prudential or Prudential Affiliates might be interested in purchasing Notes of different maturities and average lives. The amount and content of information so pro-vided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Companies in determining whether to initiate procedures for use of the Facility.
Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified. Prudential may suspend or terminate providing information pursuant to this paragraph 2B(2)(ii) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

     2B(3).      REQUEST FOR PURCHASE.  The Companies may from time to time during the Issuance Period make requests for purchases of Notes (each such request being herein called a "REQUEST FOR PURCHASE"). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semiannual in arrears) of the Notes covered thereby, (iii) specify the use of proceeds of such Notes by Company, (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 5 Business Days and not more than 30 Business Days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale,
(vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default,
(vii) specify the Designated Spread for such Notes and (viii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be
               ---------
in writing and shall be deemed made when received by Prudential.

     2B(4).      RATE QUOTES.  Not later than five Business Days after the
Companies shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Companies by telephone or telecopier, in each case between 9:30 A.M. and 2:00 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.

     2B(5).      ACCEPTANCE.  Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the "ACCEPTANCE WINDOW"), a Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of a Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Companies elect to accept such interest rate quotes, specifying the Notes (each such Note being herein called an "ACCEPTED NOTE") as to which such acceptance (herein called an "ACCEPTANCE") relates. The day a Company notifies an Acceptance with respect to any Accepted Notes is herein called the "ACCEPTANCE DAY" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Companies agree to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Companies, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a
                             ---------
"CONFIRMATION OF ACCEPTANCE"). If the Companies should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Companies in writing.

     2B(6).      MARKET DISRUPTION.  Notwithstanding the provisions of
paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general sus-pension, material limitation, or significant disruption of trading in secu-rities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. If a Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Companies that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

     2B(7).      FACILITY CLOSINGS.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Companies will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account specified by the Companies in the Request for Purchase of such Notes. If the Companies fail to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Companies shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the "RESCHEDULED CLOSING DAY") and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Companies reasonably believe that they will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Companies jointly and severally will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. In the event that the Companies shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Companies in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Companies may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

     2B(8).      FEES.

     2B(8)(i).   STRUCTURING FEE.  In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Companies and Prudential, the Companies shall pay to Prudential in immediately available funds a fee (herein called the "Structuring Fee") in the amount of $20,000.

     2B(8)(ii). ISSUANCE FEE. The Companies jointly and severally agree to pay to Prudential in immediately available funds a fee (herein called the "ISSUANCE FEE") on each Closing Day (other than any Closing Day occurring prior to January 1, 1997) in an amount equal to 0.10% of the aggregate principal amount of Notes sold on such Closing Day.

     2B(8)(iii). DELAYED DELIVERY FEE. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Companies jointly and severally agree to pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the "DELAYED DELIVERY FEE") calculated as follows:

                           (BEY - MMY) X DTS/360 X PA

where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note, "MMY" means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "PA" means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

     2B(8)(iv). CANCELLATION FEE. If a Company at any time notifies Prudential in writing that the Companies are canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Companies in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the "CANCELLATION DATE"), the Companies jointly and severally agree to pay to Prudential in immediately available funds an amount (the "CANCELLATION FEE") calculated as follows:

                                    PI X PA

where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "PA" has the meaning ascribed to it in paragraph 2B(8)(iii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

     3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

     3A.         CERTAIN DOCUMENTS.  Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

          (i)    The Note(s) to be purchased by such Purchaser.

          (ii) Certified copies of the resolutions of the Board of Directors of each of the Companies authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

          (iii) A certificate of the Secretary or an Assistant Secretary and one other officer of each of the Companies certifying the names and true signatures of the officers of such Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

          (iv) Certified copies of the Certificate of Incorporation and By-laws of each of the Companies.

          (v) A favorable opinion of Cades Schutte Fleming & Wright, special counsel to the Companies (or such other counsel designated by the Companies and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D attached hereto
                                                ---------
     and as to such other matters as such Purchaser may reasonably request. The Companies hereby direct each such counsel to deliver such opinion, agree that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understand and agree that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

          (vi) A good standing certificate for each Company from the secretary of state of Hawaii and, if different, from its jurisdiction of incorporation, in each case dated as of a recent date and such other evidence of the status of each Company as such Purchaser may reasonably request.

          (vii) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

     3B.         OPINION OF PURCHASER'S SPECIAL COUNSEL.  Such Purchaser shall have received from James F. Evert, Assistant General Counsel of Prudential or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

     3C.         REPRESENTATIONS AND WARRANTIES; NO DEFAULT.  The representa-
tions and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default; and each Company shall have delivered to such Purchaser an Officer's Certificate, dated such Closing Day, to both such effects.

     3D.         PURCHASE PERMITTED BY APPLICABLE LAWS.  The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by each Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. This paragraph 3D is a closing condition and shall not be construed as a tax indemnity.

     3E.         SOLVENCY OF A&B-HAWAII.  If A&B Hawaii is not receiving all of the proceeds of the Notes, such Purchaser shall have received evidence satisfactory to it regarding the solvency for fraudulent conveyance law purposes of A&B-Hawaii.

     3F.         PAYMENT OF FEES.  The Companies shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including the Structuring Fee due pursuant to paragraph 2B(8)(i), any Issuance Fee due pursuant to paragraph 2B(8)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

     4. PREPAYMENTS. The Notes shall be subject to required pre-payment as and to the extent provided in paragraph 4A. The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B. Any prepayment made by the Companies pursuant to any other provision of this para-graph 4 shall not reduce or otherwise affect their obligation to make any required prepayment as specified in paragraph 4A.

     4A.         REQUIRED PREPAYMENTS OF NOTES.  Each Series of Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

     4B.         OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT.  The Notes
of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Companies, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

     4C.         NOTICE OF OPTIONAL PREPAYMENT.  A Company shall give the
holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. A Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the purchaser schedule attached to the applicable Confirmation of Acceptance or by notice in writing to the Companies.

     4D.         APPLICATION OF PREPAYMENTS.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraph 4A or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by either Company or any of their Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

     4E.         RETIREMENT OF NOTES.  The Companies shall not, and shall not permit any of their Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Companies or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Companies or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

     5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Companies jointly and severally covenant as follows:

     5A.         FINANCIAL STATEMENTS.  The Companies covenant that they will deliver to each holder of the Notes in duplicate:

          (i) as soon as practicable and in any event within the earlier to occur of 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year or the date on which another creditor of either Company first receives such information, consolidated and consolidating statements of income and cash flows of each Company and their respective Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and consolidated and consolidating balance sheets of each Company and their respective Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of each Company, subject only to changes resulting from year-end adjustments;

          (ii)   as soon as practicable and in any event within the
     earlier to occur of 120 days after the end of each fiscal year or the date on which another creditor of either Company first receives such information, consolidated and consolidating statements of income and cash flows of each Company and their respective Subsidiaries for such year and balance sheets of each Company and their respective Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Holder(s) and, with respect to each Company's consolidated financial statements, certified by independent public accountants of recognized standing whose opinion shall be unqualified and otherwise satisfactory in scope and substance to the Required Holder(s), provided that such opinion shall be deemed otherwise
                -------- ----
     satisfactory if prepared and rendered in accordance with GAAP and generally accepted auditing standards;

          (iii) promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to Parent's stockholders and copies of all registration statements (with such exhibits as any holder reasonably requests) and all reports which are filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

          (iv) promptly upon receipt thereof, a copy of each other report submitted to either Company or any of their Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of such Company or Subsidiary pursuant to a request by such Company's Board of Directors;

          (v) promptly after the furnishing thereof, copies of any certificate, statement or report furnished to any other holder of the securities of either Company pursuant to the terms of any indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to you pursuant to any other clause of this paragraph 5; and

          (vi) with reasonable promptness, such other financial data (including without limitation the information specified in paragraph 5E(ii)) as you may reasonably request.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Companies will deliver to you an Officers' Certificate (a) setting forth the aggregate amount of Restricted Payments made during such fiscal period and computations showing (non)compliance with the covenants in paragraphs 6A, 6B(4) and 6B(6)(iii) and (iv); and (b) stating that there exists no Default or Event of Default, or if any such Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Companies propose to take with respect thereto.

     Together with each delivery of financial statements required by clause
(ii) above, the Companies will deliver to you a certificate of such accountants substantially in the form of Schedule 5A stating whether they have obtained knowledge of any Event of Default or Default and, if so, specifying the nature and period of existence thereof.

     The Companies also covenant that forthwith upon a Principal Officer obtaining actual knowledge of an Event of Default or Default, they will deliver to you an Officers' Certificate specifying the nature and period of existence thereof and what action the Companies propose to take with respect thereto.

     5B.         INSPECTION OF PROPERTY.  Each Company covenants that it will permit any employees or designated representatives of Prudential, any Prudential Affiliate or any other holder of Notes in an original principal amount in excess of $5,000,000, at such Person's expense, to visit and inspect any of the properties of such Company and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the Principal Officers and the Companies' independent certified public accountants, all at such times as the Companies and such Person reasonably agree and as often as such Person may reasonably request.

     5C.         COVENANT TO SECURE NOTE EQUALLY.  Each Company covenants that, if it or any of its Subsidiaries shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

     5D.         [INTENTIONALLY OMITTED.]

     5E.         MAINTENANCE OF PROPERTIES; INSURANCE.  Each Company covenants that it and each Subsidiary will (i) maintain or cause to be maintained in good repair, working order and condition all properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; and (ii) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses and together with each delivery of financial statements under clause (ii) of paragraph 5A, upon the request of any Significant Holder of Notes, deliver certificates of insurance to the foregoing effect to such Significant Holder.

     5F.         ENVIRONMENTAL AND SAFETY LAWS.  Each Company covenants that it will:

          (i)    deliver promptly to each Significant Holder any notice of
     (a) any material enforcement, cleanup, removal or other material governmental or regulatory actions instituted, completed or, to such Company's best knowledge, threatened pursuant to any Environmental and Safety Laws; (b) all material Environmental Liabilities and Costs against or in respect of the Property, such Company or any Subsidiary; and (c) such Company's or Subsidiary's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that such Company or Subsidiary has reason to believe could cause the Property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

          (ii) keep and maintain the Property and conduct their operations in compliance in all material respects with all applicable Environmental and Safety Laws.

     6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Companies jointly and severally covenant as follows:

     6A.         MINIMUM NET WORTH.  The Companies covenant that they will not, without the prior written consent of the Required Holders of each Series, at any time permit Parent's Consolidated Tangible Net Worth to be less than the sum of (a) $450,000,000 plus (b) to the extent positive, 25% of Parent's Consolidated Cumulative Net Income for each fiscal quarter ended after December 31, 1995 (such required minimum net worth not to be reduced by any consolidated net loss during any such fiscal quarter).

     6B.         LIEN AND OTHER RESTRICTIONS.  Each Company covenants that it will not, and will not permit its Subsidiaries to:

     6B(1).      LIENS.  Create, assume or suffer to exist at any time any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C hereof), except:

          (i) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established;

          (ii) Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of its property or assets, taken as a whole, or materially impair the use thereof in the operation of its business;

          (iii)(A) Liens on the vessels owned or to be owned or chartered, or any shoreside facilities or equipment owned, leased or to be owned or leased by Matson or its Subsidiaries and (B) Liens securing Funded Debt between Subsidiaries or owing to either Company by a Subsidiary;

          (iv)   the giving, simultaneously with or within ninety (90)
     days after the acquisition or construction of real property or tangible personal property, of any purchase money lien (including vendor's rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof) on real property or tangible personal property hereafter acquired or constructed and not heretofore owned by either Company or any of their Subsidiaries, or the acquiring hereafter of real property or personal tangible property not heretofore owned by either Company or any of their Subsidiaries subject to any then existing Lien (whether or not assumed); provided, however, that notwithstanding the
                               --------  -------
     foregoing, A&B-Hawaii or any of its Subsidiaries may grant Liens on real property now owned or hereafter acquired for development in the ordinary course of its Property Development Activities so long as the aggregate amount of Debt secured by all such Liens does not, at any time, exceed the sum of (A) $65,000,000 and (B) $5,000,000 for each completed calendar year, commencing with the calendar year completed December 31, 1997; and provided further, that in each such case
                            -------- -------
     (including Liens granted pursuant to the foregoing proviso) (x) such Lien is limited to such real or tangible personal property, and (y) the principal amounts of the Debt secured by each such Lien, together (without duplication) with the principal amount of all other Debt secured by Liens on such property, shall not exceed 100% of the cost (which shall be deemed to include the amount of Debt secured by Liens, including existing Liens, on such property) of such property to such Company or any of its Subsidiaries;

          (v) Liens (other than as specified in clauses (i) - (iv) above) of the Companies and their respective Subsidiaries in existence on the date of this Agreement as set forth in Schedule 6B(1); and

          (vi) Liens securing Debt other than as set forth in the foregoing clauses (i)-(v); provided, however, that at no time shall
                                --------  -------
     (A) the aggregate principal amount of all Debt outstanding that is secured by such Liens, together with the aggregate principal amount of Funded Debt described in clause (B)(2) of the proviso appearing in paragraph 6B(6) and the aggregate principal amount of all Debt Guaranteed as described in paragraph 6B(9)(ii), exceed the sum of $20,000,000 and 10% of the Parent's Consolidated Tangible Net Worth at such time and (B) there exist any Lien of any kind on a majority or more of the shares of the Voting Stock of any Subsidiary (including A&B-Hawaii);

     6B(2).      LOANS AND ADVANCES.  Make or permit to remain outstanding at any time any loan or advance to any Person, except that the Parent and its Subsidiaries may:

          (i) make or permit to remain outstanding travel and other like advances and customary employee benefits in reasonable amounts to employees in the ordinary course of business;

          (ii) make or permit to remain outstanding third party loans and advances on standard arm's-length terms, all such loans and advances not to exceed an aggregate of $25,000,000 at any time outstanding; and

          (iii) make purchase money loans to Persons to whom it sells real property in the ordinary course of its Property Development Activities, provided that the aggregate amount of all such purchase
                 -------- ----
     money loans may not exceed at any one time an aggregate amount in excess of 10% of the Parent's Consolidated Total Assets at the end of the fiscal quarter most recently-ended as of any date of determination;

     6B(3).      MERGER AND SALE OF ASSETS.  Merge with or into or consolidate with any other corporation, partnership, company or other Person or sell, lease, transfer or otherwise dispose of assets (other than in the ordinary course of business), except that:

          (i) any Subsidiary may merge with a Company, so long as such Company is the surviving corporation;

          (ii) any Subsidiary may merge or sell, lease, transfer or otherwise dispose of its assets to another Subsidiary or to either Company; provided, however, that neither Company nor any of their
              --------  -------
     Subsidiaries (other than Matson and its Subsidiaries) may merge into or sell, lease, transfer or otherwise dispose of any assets to Matson or its Subsidiaries;

          (iii)(A) Property Subs may sell, lease, transfer, exchange or otherwise dispose of their real property to the extent that such sales or other dispositions are made in the ordinary course of their Property Development Activities, and (B) the Parent may sell, lease, transfer, exchange or otherwise dispose of the real property it owned as of the date of this Agreement in the ordinary course of business;

          (iv) the Companies or any Subsidiary thereof may sell, lease, transfer or otherwise dispose of assets to third parties so long as
     (A) the fair market value thereof on the date sold or otherwise disposed of, together with the fair market value of all other assets sold or otherwise disposed of to third parties within the prior 12 months or since the date hereof, does not represent more than 15% or 40%, respectively, of the value of the Parent's Consolidated Total Assets on June 30, 1996 (or in the case of a Subsidiary acquired by Parent or any Subsidiary after June 30, 1996, on the date such Subsidiary was acquired) and (B) such assets, together with all other assets sold or otherwise disposed of to third parties since the beginning of the most recently ended fiscal year, have not contributed a substantial portion of the Parent's Consolidated Net Income during the most recently ended fiscal year; provided that, notwithstanding
                                          --------
     the 15% limitation appearing clause (A), above, sales or dispositions in excess thereof in a twelve month period may be made if the proceeds of such sale or disposition are fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt, in each case within 365 days from the date of sale or disposition; and

          (v) a Company may merge or consolidate with another corporation or other Person if (A) it will be the continuing or surviving entity and (B) no Default or Event of Default would exist immediately after giving effect to such merger or consolidation;

     6B(4).      INTEREST COVERAGE.  Permit the Parent's Interest Coverage
Ratio for any fiscal quarter (measured at the end of such fiscal quarter) to be less than 200%;

     6B(5).      SALE OR DISCOUNT OF RECEIVABLES.  Sell with recourse, or
discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable;

     6B(6).      DEBT RESTRICTIONS.  Create, incur, assume or suffer to exist at any time any Debt except:

          (i)    Funded Debt of a Subsidiary to either Company or another
     Subsidiary;

          (ii) Funded Debt of Matson and its Subsidiaries (A) of the type specified in paragraph 6B(1)(iii) above or (B) that is unsecured and the proceeds of which are used for general working capital purposes in the ordinary course of business;

          (iii) Funded Debt of C&H (in addition to Funded Debt thereof permitted by clause (i), above) which in aggregate amount at no time exceeds $125,000,000; and

          (iv)   Funded Debt of either Company;


provided that (A) the aggregate amount of all Funded Debt described in clauses
--------
(ii), (iii) and (iv) shall not at any time exceed 150% of the Parent's Consolidated Tangible Net Worth, and (B) in no event shall either Company or any non-Matson Subsidiary incur or permit to exist any Funded Debt to Matson or its Subsidiaries other than (1) for cash management purposes in accordance with the Parent's standard cash management policies or (2) for other purposes, but only to the extent that the aggregate principal amount of such Funded Debt described in this clause (B)(2), together with the aggregate principal amount of Debt outstanding that is secured by Liens described in paragraph 6B(1)(vi) and the aggregate principal amount of Debt Guaranteed as described in paragraph 6B(9)(ii), does not at any time exceed the sum of $20,000,000 and 10% of the Parent's Consolidated Tangible Net Worth;

     6B(7).      SALE-LEASEBACKS.  Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by either Company or any of their Subsidiaries of real or personal property which has been or is to be sold or transferred by such Company or Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of either Company or Subsidiary; provided,
                                                                --------
however, that such sale-leaseback transactions may be entered into by:
-------

          (i)    Matson and its Subsidiaries without limitation; and

          (ii) either Company and their respective non-Matson Subsidiaries so long as the aggregate sales price of all assets sold or otherwise transferred after December 20, 1990 pursuant to such transactions does not exceed 5% of the Parent's Consolidated Tangible Net Worth (measured as at the end of the fiscal quarter immediately preceding the date of such sale-leaseback);

     6B(8).      TRANSACTIONS WITH HOLDERS OF PARTNERSHIP OR OTHER EQUITY
INTERESTS. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate (other than in the capacity of an employee), or (ii) any Person owning, beneficially or of record, directly or indirectly, 5% or more of the outstanding voting stock of Parent or any executive officer (as such term is defined under the Securities Exchange Act of 1934, as amended) of a Company (other than in such Person's capacity as an employee); provided, however, that such acts and transactions
                          --------  -------
may be performed or engaged in if they are entered into upon terms no less favorable to such Company or any Subsidiary than if no such relationship described in clauses (i) or (ii) above existed and such acts or transactions are otherwise permitted by this Agreement;

     6B(9).      GUARANTEES AND RELATED OBLIGATIONS.  Directly or indirectly
Guarantee or otherwise become or remain contingently obligated or liable for another Person's Debt or other obligations, except

          (i) the Companies may Guarantee up to $125,000,000 of Funded Debt of C&H,

          (ii)   either Company or any of their non-Matson Subsidiaries
     may Guarantee Debt of any third party; provided, however, that such
                                            --------  -------
     Guarantees shall be permitted only to the extent that the principal amount of the Debt so Guaranteed, when added to the aggregate principal amount of Debt then outstanding that is secured by Liens described in paragraph 6B(1)(vi) and the aggregate principal amount of Funded Debt described in clause (B)(2) of the proviso appearing in paragraph 6B(6), does not at any time exceed $20,000,000 plus 10% of Parent's Consolidated Tangible Net Worth,

          (iii)  Subsidiaries (including A&B-Hawaii and Matson) may
     Guarantee Debt of either Company; provided, however, that if the Debt
                                       --------
     so Guaranteed is Debt other than the Notes (a) the Notes shall be equally and ratably Guaranteed with all other Debt thereby Guaranteed so long as such other Debt shall be so Guaranteed and (b) the Required Holders of the Notes shall have confirmed to the Companies in writing that they are satisfied that the Guarantee in question shall not subject the holders of the Notes to potentially adverse fraudulent conveyance treatment vis-a-vis any other recipient of such Guarantee, and
                          ---------

          (iv) Matson and its Subsidiaries may Guarantee Debt of Matson, its Subsidiaries and third parties (but in no event may Guarantee Debt of either Company or any of their non-Matson Subsidiaries other than as contemplated in clause (iii), above);

     6B(10).     TRANSFER OF ASSETS TO SUBSIDIARIES.  Transfer (other than in the ordinary course of business) any assets to a Subsidiary for the principal purpose of improving the credit position of such Subsidiary in order to enable it to borrow money;

     6B(11).     EXCLUDED LIABILITIES.  Incur, create, assume or permit to
exist at any time Excluded Liabilities in an aggregate amount greater than 30% of the Parent's Consolidated Tangible Net Worth.

     6C.         SALE OF STOCK AND DEBT OF SUBSIDIARIES.  Each Company
covenants that it will not, nor will it permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock or Debt or other obligations of any Subsidiary, or permit any Subsidiary to issue shares of its capital stock, to any Person other than to a Company or another Subsidiary (except that A&B-Hawaii and non-Matson Subsidiaries may not issue shares of capital stock to Matson or a Matson Subsidiary), and except that (i) the Property Subs may sell or otherwise dispose or part with control of all shares of stock of special purpose Subsidiaries (i.e., Subsidiaries established to hold and develop real property only for specific development projects) if such sale or disposition is made in the ordinary course of their Property Development Activities and (ii) all shares of stock and Debt or other obligations of any Subsidiary at the time owned by or owed to a Company and any Subsidiary may be sold as an entirety to any Person for a consideration which represents fair value (as determined in good faith by its Board of Directors) at the time of such sale; provided, however, that the securities or other
                          --------  -------
obligations so sold shall constitute assets subject to the limitations and other provisions of paragraph 6B(3); and provided, further, that, at the time
                                         --------  -------
of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt or other obligations of any other Subsidiary or of a Company (unless all of the shares of stock and Debt or other obligations of such other Subsidiary owned, directly or indirectly, by a Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6C);

     6D.         RESTRICTED PAYMENTS.  The Parent covenants that it will not declare or pay any dividend or other distribution on any class of its capital stock or other equity interests, redeem or repurchase any such interests or make any other distribution on account of any such interests (all of the fore-going being "Restricted Payments") except that Parent may make Restricted Payments in any amount so long as (i) no Default or Event of Default shall then be existing or be existing after giving effect to any such Restricted Payment and (ii) any such Restricted Payment will not violate any applicable law or regulation, including Regulation U of the Board of Governors of the Federal Reserve System.

     7.          EVENTS OF DEFAULT.

     7A.         ACCELERATION.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) the Companies default in the payment of any principal of, or interest or Yield-Maintenance Amount on, any Note, for more than five Business Days after the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii) either Company or any Subsidiary defaults in any payment of principal of, or premium or interest on, any obligation for money borrowed (or of any obligation under conditional sale or other title retention agreement or of any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or of any obligation under notes payable or drafts accepted representing extensions of credit) other than the Notes beyond any period of grace provided with respect thereto, or either Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement (or any other event thereunder or under any such agreement occurs and is continuing) and the effect of such default, failure or other event is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by either Company or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur or such a failure or other event causing or permitting acceleration (or resale to a Company or any Subsidiary) shall occur and be continuing exceeds $10,000,000; or

          (iii) any representation or warranty made by the Companies herein or by a Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false or misleading in any material respect on the date as of which made; or

          (iv) the Companies fail to perform or observe any agreement contained in paragraphs 5C or 6 hereof; or

          (v) either Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Principal Officer obtains actual knowledge thereof; or

          (vi) either Company or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (vii) any decree or order for relief in respect of either Company or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

          (viii) either Company or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of such Company or any Significant Subsidiary, or of any substantial part of the assets of such Company or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to such Company or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (ix) any petition or application of the type described in clause (viii) of this Section 7A is filed, or any such proceedings are commenced, against either Company or any Significant Subsidiary and such Company or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (x) any order, judgment or decree is entered in any pro-ceedings against either Company or any Significant Subsidiary decreeing the dissolution of such Company or such Significant Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (xi) any order, judgment or decree is entered in any pro-ceedings against either Company or any Significant Subsidiary decreeing a split-up of such Company or such Significant Subsidiary which requires the divestiture of (A) assets representing a substantial part, or the stock of, or other ownership interest in, a Significant Subsidiary whose assets represent a substantial part, of Consolidated Total Assets of the Parent or (B) assets or the stock of or other ownership interest in a Significant Subsidiary that has contributed a substantial part of Consolidated Cumulative Net Income of the Parent for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (xii)(a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBCG or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified either Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $15,000,000, (d) either Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) either Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) either Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of either Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of either Company; or

          (xiii) any judgment or decree in the amount of $10,000,000 or more shall be entered against either Company or any of its Subsidiaries that is not paid or fully covered (beyond any applicable deductibles) by insurance and such judgment or decree shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then (a) if such event is an Event of Default specified in clause (i) of this paragraph 7A, the holder of any Note (other than a Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to either or both Companies, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Companies, (b) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 7A with respect to either or both Companies, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount with respect thereto, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Companies, and (c) with respect to any event constituting an Event of Default, the Required Holder(s) of any Series of Notes may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Companies.

     7B.         RESCISSION OF ACCELERATION.  At any time after any or all of the Notes of a Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Companies shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due other-wise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Companies shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement (as this Agreement pertains to the Notes of such Series). No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

     7C.         NOTICE OF ACCELERATION OR RESCISSION.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Companies shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

     7D.         OTHER REMEDIES.  If any Event of Default or Default shall
occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumu-lative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

     8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Companies jointly and severally represent, covenant and warrant as follows:

     8A.         ORGANIZATION.  Each Company and each Subsidiary with a
Consolidated Tangible Net Worth in excess of $500,000 is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Company and each Significant Subsidiary has the full corporate power and authority to own its properties and to carry on its business as now being conducted, and is duly qualified as a foreign corporation in every state where the nature of its business requires that it do so, and is in good standing under the laws of every jurisdiction outside the state of its incorporation in which it owns or leases property or conducts business and in which the failure to so qualify would have a material adverse effect upon its business or property taken as a whole. Each Company and each Significant Subsidiary has complied in all material respects with (or is exempt from the application of) all material federal, state and local laws, regulations and orders that are, or in the absence of any exemption could be, applicable to the operations of its business, including public utility, bank holding company, state agricultural and Environmental and Safety Laws. Each Company has full power, authority and right to execute and deliver, and to perform and observe, the provisions of this Agreement and the Notes and to carry out the trans-actions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Notes to be issued hereunder by each Company has been authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of each Company, enforceable against each of them in accordance with their respective terms.

     8B.         FINANCIAL STATEMENTS.  The Companies have furnished each
Purchaser of any Accepted Notes with the following financial statements, identified by a principal financial officer of each Company: (i) consolidating and consolidated balance sheets of each Company and its Subsidiaries as of the last day in each of the five fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidating and consolidated statements of income, shareholders' equity and cash flows of each Company and its Subsidiaries for each such year, all certified by Deloitte & Touche (or such other accounting firm as may be reasonably acceptable to Prudential); and (ii) consolidating and consolidated balance sheets of each Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidating and consoli-dated statements of income, stockholders' equity and cash flows of each Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, in each case prepared by the applicable Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of each Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of each Company and its Subsidiaries as at the dates thereof, and the statements of income, shareholders' equity and cash flows fairly present the results of the operations and cash flows of each Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition (financial or otherwise) or operations of either Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

     8C.         ACTIONS PENDING.  There is no action, suit, investigation or proceeding pending or, to the knowledge of either Company, threatened against either Company or any Subsidiary or any properties or rights of either Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any material adverse change in the business, condition (financial or otherwise) or opera-tions of the Companies and their Subsidiaries taken as a whole.

     8D.         OUTSTANDING DEBT.  Neither Company nor any Subsidiary has any
Debt or Guarantee outstanding except as permitted by paragraph 6B(6) and 6B(9). There exists no default under the provisions of any instrument evidencing any such Debt or Guarantee or of any agreement relating thereto.

     8E.         TITLE TO PROPERTIES.  Each Company and Significant Subsidiary
has such title to its properties and assets as is appropriate and sufficient for the conduct of the business which such Company or Significant Subsidiary presently undertakes or contemplates undertaking. There are no Liens on such properties and assets that (i) materially restrict such Company's or Signi-ficant Subsidiary's intended use and enjoyment thereof in the ordinary course of business or (ii) are not permitted by paragraph 6B(1). There is no material default, nor any event that, with notice or lapse of time or both, would constitute such a material default under any material lease to which either Company or any Significant Subsidiary is a lessee, lessor, sublessee or sublessor.

     8F.         TAXES.  Each Company and each Subsidiary with a Consolidated
Tangible Net Worth in excess of $500,000 have filed all Federal, state and other income tax and informational returns which are required to be filed by it. Each Company and each such Subsidiary has paid all taxes as shown on its returns and on all assessments received to the extent that such taxes have become due, except such assessments as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

     8G.         CONFLICTING AGREEMENTS AND OTHER MATTERS.  Neither the
execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions of this Agreement or the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of either Company or any Subsidiary pursuant to, their respective articles or incorporation or bylaws, any award of any arbitrator or any agreement, instrument, order, judgment, decree, and, after due investigation and to the Companies' best knowledge, any statute, law, rule or regulation to which either Company or any Subsidiary is subject. Neither Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing any of their respective Debt, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the incurring of Debt pursuant hereto, except as set forth on Schedule 8G hereto.

     8H.         OFFERING OF THE NOTES.  Neither Company, nor any agent acting on either of their behalf has, directly or indirectly, offered the Notes or any similar security of either Company for sale to, or solicited any offers to buy the Notes or any similar security of the Companies from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than the Purchasers, and neither Company, nor any agent acting on either of their behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or blue sky law of any applicable jurisdiction.

     8I.         REGULATION G, ETC.  The amount of all securities that the
Companies and their Subsidiaries together own that constitute "margin stock" (as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock")) does not exceed 25% of the Parent's Consolidated Total Assets. None of the proceeds of the Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation G. Neither Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     8J.         ERISA.  No accumulated funding deficiency (as defined in
section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No lia-bility to the PBGC has been or is expected by either Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer
Plan) by either Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Companies and their Subsidiaries taken as a whole.
Neither Company, any of their Subsidiaries or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Companies and their Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The represen-tation by the Companies in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser's representation in paragraph 9B.

     8K.         GOVERNMENTAL CONSENT.  Neither the nature of either Company or any of their Subsidiaries, nor any of their respective businesses or proper-ties, nor any relationship between either Company or a Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state blue sky authorities) in connection with (i) the execution and delivery of this Agree-ment, (ii) the offering, issuance, sale or delivery of the Notes or (iii) fulfillment of or compliance with the terms and provisions of this Agreement and the Notes.

     8L.         UTILITY COMPANY STATUS.  Neither Company is a public utility within the meaning of the Federal Power Act, as amended. Each Company is a "holding company" as such term is defined in the Public Utility Holding Company Act of 1935, as amended, but is exempt from all provisions of such Act, except section 9(a)(2) thereof (relating to the acquisition of securities of a "public-utility company"), because (i) each Company is incorporated in Hawaii, and substantially all of their respective utility operations are conducted in Hawaii and (ii) of the filing annually with the Securities and Exchange Commission of an exemption statement. On each date as of which this representation is made or confirmed, each Company has on file with the Securities and Exchange Commission such an exemption statement, which is in full force and effect.

     8M.         INVESTMENT COMPANY STATUS.  Neither Company is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

     8N.         BANK HOLDING COMPANY STATUS.  Neither Company nor any
Subsidiary is a "bank holding company" within the meaning of the Federal Deposit Insurance Act (12 U.S.C. Section 1811, et. seq.), as amended.

     8O.         REAL PROPERTY MATTERS.  Each Company and Significant
Subsidiary has for the real property which it owns or uses such authorizations, consents, approvals, licenses and permissions (collectively, "Consents") that such Company or Significant Subsidiary believes or has been advised by counsel to be now necessary for it to own, hold, develop, use or operate such real property in its current or intended manner, all in material compliance with applicable laws and regulations. Neither Company has received any notice that any such Consent is necessary which has not been obtained, other than applications for the same that have been timely filed and are being diligently pursued with the appropriate governmental authorities and agencies.

     8P.         POSSESSION OF FRANCHISES, LICENSES, ETC.  The Companies and
their Subsidiaries possess all material franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights (collectively, "Material Rights"), free from burdensome restriction, that are necessary in the judgement of the Companies in any material respect for the ownership, maintenance and operation of their business, properties and assets, and neither Company nor any of their Subsidiaries are in violation of any Material Rights in any material respect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Material Rights, or materially and adversely affect the rights of either Company or their Subsidiaries thereunder.

     8Q.         ENVIRONMENTAL AND SAFETY MATTERS.     The Companies and their
Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply would not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Companies and their Subsidiaries taken as a whole.

     8R.         HOSTILE TENDER OFFERS.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

     8S.         SOLVENCY.  After giving effect to any issuance of any Notes and the use of the proceeds thereof on any date on which this representation is made or confirmed by the Companies: (i) the fair value of the property and other assets of each Company is greater than the total amount of its liabi-lities, including without limitation, contingent liabilities and 100% of the liabilities with respect to the Notes and any other obligations with respect to which the other Company or any other Person is jointly liable with such Company; (ii) the present fair saleable value of the property and other assets of each Company is not less than the amount that will be required to pay the probable amount of its liabilities as such liabilities become due and payable;
(iii) each Company does not intend to, nor does it believe that it will, incur debts or liabilities beyond its ability to repay as such debts and liabilities mature; and (iv) each Company's property and other assets do not constitute an unreasonably small amount of capital for the line of business it is engaged in.

     8T.         EMPLOYEE RELATIONS.  Neither Company nor any Subsidiary is the
subject of (i) any material strike, work slowdown or stoppage, union organizing drive or other similar activity or (ii) any material action, suit, investiga-tion or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters or, to the best knowledge of the Companies, is any such event imminent or likely to occur.

     8U.         REGULATIONS AND LEGISLATION.  To the best knowledge of the
Companies, no law, regulation, interpretation or legislation has been enacted or issued or is likely to be enacted or issued, that would reasonably be expected to have a material adverse effect on the operations or financial condition of the Companies and their Subsidiaries taken as a whole.

     8V.         DISCLOSURE.  Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of either Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Companies or any Subsidiary which materially adversely affects, or in the future may (so far as the Companies can now foresee) materially adversely affect, the consolidated business, property, assets, prospects or financial condition of the Companies and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of the Companies prior to the date this representa-tion is made or confirmed in connection with the transactions contemplated hereby.

     9.          REPRESENTATIONS OF THE PURCHASERS.

     Each Purchaser represents as follows:

     9A.         NATURE OF PURCHASE.  Such Purchaser is acquiring the Notes purchased by it hereunder for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control. Such Purchaser under-stands that the Notes have not been registered under the Securities Act and may be exchanged, offered, transferred or resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is avai-lable, and that the Company is not required to register the Notes.

     9B.         SOURCE OF FUNDS.  The source of funds being used by such
Purchaser to pay the purchase price of the Notes being purchased by such Purchaser hereunder constitutes assets allocated to: (i) the "insurance company general account" of such Purchaser (as such term is defined under Section V of the United States Department of Labor's Prohibited Transaction Class Exemption ("PTCE") 95-60), and as of the date of the purchase of the Notes such Purchaser satisfies all of the applicable requirements for relief under Sections I and IV of PTCEE 95-60 or (ii) a separate account maintained by such Purchaser in which no employee benefit plan, other than employee benefit plans identified on a list which has been furnished by such Purchaser to the Company, participates to the extent of 10% or more. For the purpose of this paragraph 9B, the terms "SEPARATE ACCOUNT" and "EMPLOYEE BENEFIT PLAN" shall have the respective meanings specified in section 3 of ERISA.

     10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

     10A.        YIELD-MAINTENANCE TERMS.

     "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, San Francisco, California or Honolulu, Hawaii are required or authorized to be closed.

     "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

     "DESIGNATED SPREAD" shall mean 0.00% in the case of each Note of any Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

     "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

     "REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

     "REMAINING AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

     "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

     "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

     10B.        OTHER TERMS.

     "ACCEPTANCE" shall have the meaning specified in paragraph 2B(5).

     "ACCEPTANCE DAY" shall have the meaning specified in paragraph 2B(5).

     "ACCEPTANCE WINDOW" shall have the meaning specified in paragraph 2B(5).

     "ACCEPTED NOTE" shall have the meaning specified in paragraph 2B(5).

     "ACCUMULATED FUNDING DEFICIENCY" shall mean a funding deficiency described in section 302 of ERISA and section 412 of the Code.

     "AFFILIATE" shall mean, without duplication, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, either Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     "AGREEMENT" shall have the meaning specified in paragraph 11C.

     "AUTHORIZED OFFICER" shall mean (i) in the case of the Companies, any officer of either Company designated as their "Authorized Officer" in the Information Schedule or any officer of either Company designated as an "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of the Companies' Authorized Officers and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Information Schedule or any officer of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Companies by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Companies and whom Prudential in good faith believes to be an Authorized Officer of the Companies at the time of such action shall be binding on the Companies even though such individual shall have ceased to be an Authorized Officer of the Companies, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential, and whom the Companies in good faith believe to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

     "AVAILABLE FACILITY AMOUNT" shall have the meaning specified in paragraph 2B(1).

     "BANKRUPTCY LAW" shall have the meaning specified in clause (vii) of paragraph 7A.

     "BUSINESS DAY" shall have the meaning specified in paragraph 10A.

     "CANCELLATION DATE" shall have the meaning specified in paragraph
2B(8)(iv).

     "CANCELLATION FEE" shall have the meaning specified in paragraph
2B(8)(iv).

     "CAPITALIZED LEASE OBLIGATION" shall mean, with respect to any Person, any rental obligation of such Person which, under GAAP, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), as amended, and the regulations promulgated thereunder.

     "CLOSING DAY" shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the
                                                --------
Companies and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the "CLOSING DAY" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to para-graph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to "original Closing Day" in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "CONFIRMATION OF ACCEPTANCE" shall have the meaning specified in paragraph 2B(5).

     "CONSOLIDATED CUMULATIVE NET INCOME" shall mean, as to any Person, the aggregate Consolidated Net Income of that Person for the fiscal period(s) in question.

     "CONSOLIDATED INTEREST EXPENSE" shall mean, as to any Person, the sum of all amounts that would, in accordance with GAAP, be deducted in computing Consolidated Net Income of such Person for the fiscal periods in question on account of interest, including without limitation, imputed interest in respect of Capitalized Lease Obligations, fees in respect of letters of credit and bankers' acceptance financing and amortization of debt discount and expense.

     "CONSOLIDATED NET INCOME" shall mean, as to any Person, such Person's and its Subsidiaries' consolidated gross revenues for the period in question, less all operating and non-operating expenses of such Person and its Subsidiaries, including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues any (i) gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion, exchange or other disposition of capital assets (i.e., assets other than current assets) other than real property sold for cash, cash equivalents or other property or tangible assets by the Property Subs in the ordinary course of their Property Development Activities, (ii) gains resulting from the write-up of assets, (iii) equity of such Person or its Subsidiaries in the unremitted earnings of any other Person (other than of such Person or its Subsidiaries) or (iv) net income, gain or loss during such period from any change in accounting, from any discontinued operations or the disposition thereof, from any extraordinary events or from any prior period adjustments, all determined in accordance with GAAP.

     "CONSOLIDATED NET INCOME BEFORE TAXES" shall mean, as to any Person, such Person's Consolidated Net Income for the period in question plus the sum of all deferred and current Federal, state, local and foreign taxes that are deducted in accordance with GAAP in computing Consolidated Net Income for such period.

     "CONSOLIDATED TANGIBLE NET WORTH" shall mean, as to any Person as at any time of determination thereof, the consolidated net worth of such Person and its Subsidiaries, determined in accordance with GAAP, less all Intangibles.

     "CONSOLIDATED TOTAL ASSETS" shall mean, as to any Person as at any time of determination thereof, that Person's and its Subsidiaries' consolidated total assets, determined in accordance with GAAP.

     "DEBT" shall mean (i) Funded Debt and all other items of indebtedness, obligations or liabilities which, in accordance with GAAP, would be included in determining liabilities as shown on the liabilities side of a Person's consolidated balance sheet and (ii) all Guarantees of Debt, both as of the date as of determination thereof.

     "DELAYED DELIVERY FEE" shall have the meaning specified in paragraph 2B(8)(iii).

     "ENVIRONMENTAL AND SAFETY LAWS" shall mean all Federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

     "ENVIRONMENTAL LIABILITIES AND COSTS" shall mean, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Federal, state or local governmental authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its sub-sidiaries, or breach of any Environmental and Safety Law or for which such Person or its subsidiaries is otherwise liable or responsible.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as either Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with either Company within the meaning of section 414(c) of the Code.

     "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and `DEFAULT'' shall mean any of such events, whether or not any such requirement has been satisfied.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXCLUDED LIABILITIES" shall mean Debt of any partnership, joint venture or similar entity in which either Company or any of their respective Subsidiaries is a partner, joint venturer or other participant.

     "FACILITY" shall have the meaning specified in paragraph 2B(1).

     "FACILITY FEE" shall have the meaning specified in paragraph 2B(8)(i).

     "FASB" shall mean the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, or any successor body.

     "FUNDED DEBT", as to any Person, shall mean and include without duplication, (i) any indebtedness of such Person (A) for borrowed money, including commercial paper and revolving credit lines, (B) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (C) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (ii) Capitalized Lease Obligations,
(iii) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Funded Debt of a third party, (iv) Funded Debt of a third party secured by Liens on the property or other assets of such Person and
(v) maintenance, modifications, refinancings, renewals and extensions of the foregoing.

     "GUARANTEE" shall mean, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation of such guarantor to:

          (i) make any loans, advances or capital contributions to such Person, or for the purchase of any property from any Person, in each case for the purpose of enabling such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses except for advances, deposits and initial payments made in the usual and ordinary course of business for the purchase or acquisition of property or services; or

          (ii) purchase materials, supplies or other property or services if such obligation requires that payment for such materials, supplies or other property or services be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; or

          (iii) rent or lease (as lessee) any real or personal property (except for leases in effect on the Closing Date) if such obligation is absolute and unconditional under conditions not customarily found in commercial leases then in general use.

     "HAZARDOUS MATERIALS" shall mean (a) any material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances" or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

     "HEDGE TREASURY NOTE(S)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

     "HOSTILE TENDER OFFER" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases for portfolio investment purposes of such shares, equity interests, securities or rights which, together with any shares, equity interests, securities or rights then owned, represent less than 5% of the equity interests or beneficial ownership of such corporation or other entity, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

     "INCLUDING" shall mean, unless the context clearly requires otherwise, "including without limitation".

     "INSTITUTIONAL INVESTORS" shall mean an insurance company, bank, pension fund, investment company, "qualified institutional buyer" (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation), "accredited investor" (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation) or other Person with assets in excess of $50,000,000 that invests in securities for its own account or as a dealer.

     "INTANGIBLES" shall mean any Intellectual Properties, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of underlying tangible assets), unamortized debt discount and expense, deferred research and development costs, any write-up of asset value after December 31, 1989 and other assets treated as intan-gible assets under GAAP.

     "INTELLECTUAL PROPERTIES" shall mean inventions, patents, copyrights, trade secrets, trade names and trademarks, technologies, methods, design drawings, software (including documentation and source code listings) processes, applications for the same and other proprietary properties or information.

     "INTEREST COVERAGE RATIO" shall mean, as to any Person as at any time of determination thereof, (a) the sum of (i) such Person's Consolidated Net Income Before Taxes for the period of four consecutive fiscal quarters then most recently ended and (ii) such Person's Consolidated Interest Expense for such four fiscal quarter period, divided by (b) such Person's Consolidated Interest Expense for such four fiscal quarter period.

     "ISSUANCE PERIOD" shall have the meaning specified in paragraph 2B(2)(i).

     "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any purchase money mortgage, conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     "MARGIN STOCK" shall have the meaning specified in paragraph 8I.

     "MATERIAL RIGHTS" shall have the meaning specified in paragraph 8P.

     "MATSON" shall mean Matson Navigation Company, Inc., a wholly owned subsidiary of the Parent.

     "MULTIEMPLOYER PLAN" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

     "NOTES" shall have the meaning specified in paragraph 1.

     "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Companies by an Authorized Officer of the Companies.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

     "PERMITTED ASSETS" shall mean (i) where A&B-Hawaii, any Subsidiary thereof, any of their assets or any of the assets of Parent (other than capital stock of Matson) have been sold or otherwise transferred, assets to be used by the Parent, A&B-Hawaii or a Subsidiary of A&B-Hawaii in conducting Property Development Activities, the Property Management Business or the food products business and (ii) in all other instances, assets to be used in conducting Property Development Activities, the Property Management Business, the food products business or the ocean transportation business.

     "PERMITTED DEBT" shall mean (i) where A&B-Hawaii, any Subsidiary thereof, any of their assets or any of the assets of Parent (other than capital stock of Matson) have been sold or otherwise disposed of, (a) any unsecured Funded Debt of such entities (exclusive of Funded Debt owed to a Company or a Subsidiary thereof) selected by the Companies, so long as the aggregate amount of all proceeds applications from such sales or other dispositions which are made after the date hereof do not exceed $100,000,000 and (b) in all other instances, all unsecured Funded Debt of such entities (exclusive of any Funded Debt owed to a Company or a Subsidiary thereof) on a pro rata basis and (ii)
                                                     --- ----
in all instances involving a sale or other disposition by the Parent (except to the extent described in clause (i), above), Matson or any Subsidiary of Matson,
(a) any unsecured Funded Debt of such entities (exclusive of Funded Debt owed to a Company or a Subsidiary thereof) selected by the Parent, so long as the aggregate amount of all proceeds applications from such sales or other dispositions which are made after the date hereof do not exceed $100,000,000 and (b) in all other instances, all unsecured Funded Debt of the Companies and all Subsidiaries thereof (exclusive of Funded Debt owed to a Company or a Subsidiary thereof) on a pro rata basis.

     "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a govern-ment or any department or agency thereof.

     "PLAN" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by either Company or any ERISA Affiliate.

     "PRINCIPAL OFFICER" shall mean the Treasurer, Chief Financial Officer and General Counsel of each Company and any other officer of a Company whose responsibilities include monitoring such Company's compliance with the provisions of this Agreement.

     "PROHIBITED TRANSACTION" shall mean any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c) of the Code which is not exempt by reason of section 4975(c) (2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

     "PROPERTY" shall mean all real property owned or leased by the Companies or any of their respective Subsidiaries, and all personal property including without limitation ocean transportation vessels and hauling trucks, located thereon or used or consumed in the operation of the business conducted thereat.

     "PROPERTY DEVELOPMENT ACTIVITIES" shall mean land acquisition and development activities of the Property Subs, the principal objective of which is to acquire and develop real property for sale or other disposition.

     "PROPERTY MANAGEMENT BUSINESS" shall mean the managing, leasing, selling and purchasing of real property.

     "PROPERTY SUBS" shall mean A&B Properties, Inc., Kukui'ula Development Company, Inc., South Shore Resources, Inc., South Shore Community Services, Inc., and East Maui Irrigation Company Limited, all Hawaii corporations, and A&B Development Company, a California corporation, all of which are wholly owned Subsidiaries of A&B-Hawaii, and other Subsidiaries of A&B-Hawaii that are formed or acquired principally to engage in real property development activities.

     "PRUDENTIAL" shall mean The Prudential Insurance Company of America.

     "PRUDENTIAL AFFILIATE" shall mean any corporation or other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Prudential either directly or through Prudential Affiliates.

     "PURCHASERS" shall mean, with respect to any Accepted Notes, Prudential and/or the Prudential Affiliate(s) which are purchasing such Accepted Notes.

     "REQUEST FOR PURCHASE" shall have the meaning specified in paragraph
2B(3).

     "REQUIRED HOLDER(S)" shall mean the holder or holders of at least 66 % of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding and, if no Notes are outstanding, shall mean Prudential.

     "RESCHEDULED CLOSING DAY" shall have the meaning specified in paragraph 2B(7).

     "RESTRICTED PAYMENTS" shall have the meaning specified in paragraph 6D.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SERIES" shall have the meaning specified in paragraph 1.

     "SIGNIFICANT HOLDER" shall mean (i) Prudential or any Prudential Affiliate, so long as Prudential or any Prudential Affiliate shall hold any Note or the Issuance Period has not terminated or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes of any Series from to time outstanding.

     "SIGNIFICANT SUBSIDIARY" shall mean any direct or indirect Subsidiary of either Company, the net worth of which is, on the date of determination, 5% or more of Parent's Consolidated Tangible Net Worth.

     "SUBSIDIARY" shall mean, as to a Company, any company, whether operating as a corporation, joint venture, partnership or other entity, in which in excess of 50% of the ordinary voting power ownership, except director's quali-fying shares in the case of a corporation, is, at the time as of which any determination is being made, owned by such Company, either directly or through Subsidiaries.

     "THIRD PARTY" shall mean any Person other than Parent and its Subsidiaries.

     "TRANSFEREE" shall mean any Institutional Investor that is the direct or indirect transferee of all or any part of any Note purchased under this Agreement.

     "VOTING STOCK" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     10C.        ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS.  All
references in this Agreement to "generally accepted accounting principles" and "GAAP" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause
(ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

     11.         MISCELLANEOUS.

     11A.        NOTE PAYMENTS.  The Companies jointly and severally agree
that, so long as any Purchaser shall hold any Note, they will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit on the date due to the account or accounts of such Purchaser specified in the purchaser schedule attached to the applicable Confirmation of Acceptance with respect to such Note or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Companies agree to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

     11B.        EXPENSES.  The Companies jointly and severally agree, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the reasonable costs and expenses, including attorneys' fees, incurred by any Purchaser or any Transferee in enforcing any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Companies under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

     11C.        CONSENT TO AMENDMENTS.  This Agreement may be amended, and the
Companies may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Companies shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amend-ment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series
(and not without the written consent of all such Purchasers), any of the provi-sions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter out-standing shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Companies and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     11D.        FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; TRANSFER
RESTRICTION. The Notes are issuable as registered notes without coupons in denominations of at least $2,500,000, except as may be necessary to reflect any principal amount not evenly divisible by $2,500,000. The Parent shall keep at its principal office a register in which the Parent shall provide for the registration of Notes and of transfers of Notes. Upon surrender for regis-tration of transfer of any Note at the principal office of the Parent, the Companies shall, at their expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Parent. Whenever any Notes are so surrendered for exchange, the Companies shall, at their expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Companies will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. Notwith-standing anything to the contrary herein, each Purchaser agrees, and each sub-sequent holder of a Note or purchaser of a participation in a Note by its acceptance of an interest in a Note agrees, that no Note shall be transferred to any Person which is not an Institutional Investor without the prior consent of the Companies, such consent not to be unreasonably withheld.

     11E.        PERSONS DEEMED OWNERS; PARTICIPATIONS.  Prior to due
presentment for registration of transfer, the Companies may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Companies shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Institutional Investor on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

     11F.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; JOINT AND SEVERAL
OBLIGATIONS; ENTIRE AGREEMENT. All representations and warranties contained herein or made in writing by or on behalf of the Companies in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

     All representations and warranties contained herein or made in writing by or on behalf of either Company in connection herewith, and all covenants and other agreements hereunder or under the Notes, are the joint and several obligations of the Parent and A&B-Hawaii, whether or not otherwise expressed as such.

     11G.        SUCCESSORS AND ASSIGNS.  All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

     11H.        INDEPENDENCE OF COVENANTS.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit, through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

     11I.        NOTICES.  All written communications provided for hereunder
(other than communications provided for under paragraph 2B) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communi-cations in the purchaser schedule attached to the applicable Confirmation of Acceptance or at such other address as any such Purchaser shall have specified to the Companies in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Companies or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Companies, addressed to the Parent at 822 Bishop Street, Honolulu, Hawaii 96813,
Attention: Chief Financial Officer (with a copy to General Counsel) or at such other address as the Companies shall have specified to each holder of a Note in writing, provided, however, that any such communication to the Companies may
         --------  -------
also, at the option of the Person sending such communication, be delivered by any other means either to the Parent at its address specified above or to any Authorized Officer of the Companies. Any communication pursuant to paragraph 2B shall be made by the method specified for such communication in paragraph 2B, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

     Notices sent as aforesaid shall be deemed to have been given as of the receipt date appearing on the receipt signed upon delivery of such notice.

     11J.        DESCRIPTIVE HEADINGS.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11K.        SATISFACTION REQUIREMENT.  If any agreement, certificate or other writing, or any action taken or to be taken, is, by the terms of this Agreement, required to be satisfactory to Prudential, any Purchaser or the Required Holder(s), the determination of such satisfaction shall be made by Prudential, such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person(s) making such determination.

     11L.        GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California.

     11M.        CHANGE IN ACCOUNTING PRINCIPLES.  Notwithstanding any changes in accounting principles from those used in the preparation of the financial statements referred to in paragraph 5B(i) and (ii) hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by FASB, the method of calculating or determining financial covenants, standards or terms found in paragraphs 6 and 10 hereof shall, at the request of the Required Holders of the Notes, remain the same as if such changes had not been promulgated.

     11N.        PAYMENTS DUE ON NON-BUSINESS DAYS.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day.

     11O.        SEVERABILITY.  Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11P.        SEVERALTY OF OBLIGATIONS.  The sales of Notes to the
Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or either of the Companies of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

     11Q.        COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     11R.        BINDING AGREEMENT.
When this Agreement is executed and delivered by the Companies and Prudential, it shall become a binding agreement between the Companies and Prudential. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

                                   ALEXANDER & BALDWIN, INC.,
                                      a Hawaii corporation

                                   By: /s/ G. R. Rogers
                                   Its: Vice President and
                                        Chief Financial Officer


                                   By: /s/ J. C. Couch
                                   Its: Chairman, President and
                                        Chief Executive Officer


                                   A&B-HAWAII, INC.
                                      a Hawaii corporation

                                   By: /s/ G. R. Rogers
                                   Its: Senior Vice President and
                                        Chief Financial Officer


                                   By: /s/ J. C. Couch
                                   Its: Chairman and Chief
                                        Executive Officer





The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE
   COMPANY OF AMERICA

By /s/ Jeffrey L. Dickson
     Vice President